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                                                                     EXHIBIT 1.2

[LOGO] Merrill Lynch
Confirmation of Forward Stock Sale
Transaction


                                                                January 23, 2003

                                                                     ML Ref: [ ]

The Bank of New York Company, Inc.
One Wall Street
New York, NY 10286

Merrill Lynch International
Ropemaker Place
25 Ropemaker Street
London, England EC2Y 9L4

Merrill Lynch, Pierce, Fenner & Smith Incorporated,
    Solely as Agent
tel: (212) 449-3149
fax: (212) 449-2697


--------------------------------------------------------------------------------

Dear Sirs,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions (the "2000 Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "1996 Definitions" and, together with the 2000 Definitions, the "Definitions"), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 1996 Definitions and the 2000 Definitions, the 1996 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

         If you and we are parties to the 1992 ISDA Master Agreement (the "Agreement"), this Confirmation supplements, forms a part of, and is subject to such Agreement. If you and we are not yet parties to the Agreement, you and we agree to use our best efforts promptly to negotiate, execute, and deliver the Agreement, including our standard form of Schedule attached thereto and made a part thereof, with such modifications as you and we shall in good faith agree. Upon execution and delivery by you and us of the Agreement, this

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         Confirmation shall supplement, form a part of, and be subject to such
         Agreement. Until you and we execute and deliver the Agreement, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall supplement, form a part of, and be subject to the 1992 ISDA Master Agreement as if, on the Trade Date of the first such Transaction between us, you and we had executed that agreement (without any Schedule thereto but as supplemented in the manner provided in Section 4 hereof).

         The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

         Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

         General Terms:
         -------------

            Party A:                        Merrill Lynch International.

            Party B:                        The Bank of New York Company, Inc.

            Trade Date:                     January 23, 2003.

            Effective Date:                 The fourth Exchange
                                            Business Day immediately
                                            following the Trade Date.

            Base Amount:                    Initially, 30,000,000
                                            Shares. On each Settlement
                                            Date, the Base Amount shall
                                            be reduced by the number of
                                            Settlement Shares for such
                                            Settlement Date.

            Maturity Date:                  January 21, 2004.

            Forward Price:                  On the Effective Date, the
                                            Initial Forward Price, and
                                            on any other day, (i) the
                                            Forward Price on the
                                            immediately preceding
                                            calendar day multiplied by
                                            the sum of (A) 1 plus (B)
                                            the Daily Rate for such
                                            day, minus (ii) the amount
                                            of any cash dividend paid
                                            on such day (other than any
                                            cash dividend for which the
                                            ex-dividend date occurred
                                            prior to the Effective
                                            Date); provided that if on
                                            any Settlement Date an



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                                            ex-dividend date for a cash
                                            dividend has occurred, but
                                            such dividend has not yet
                                            been paid, then, solely for
                                            the purpose of calculating
                                            the Settlement Amount for
                                            such Settlement Date, the
                                            present value (as
                                            determined by the
                                            Calculation Agent) of such
                                            dividend shall be deducted
                                            from the Forward Price on
                                            such Settlement Date.

            Initial Forward Price:          USD25.11 per Share.

            Daily Rate:                     For any day, (i)(A)
                                            USD-Federal Funds-H.15
                                            minus (B) the Spread
                                            divided by (ii) 365.

            Spread:                         0.56%.

            Shares:                         Common Stock, $7.50 par
                                            value per share, of The
                                            Bank of New York Company,
                                            Inc. (the "Issuer")
                                            (Exchange identifier:
                                            "BK").

            Exchange:                       New York Stock Exchange.

            Related Exchange(s):            The principal exchanges(s)
                                            for options contracts or
                                            futures contracts, if any,
                                            with respect to the Shares.

            Clearance System:               DTC.

            Calculation Agent:              Merrill Lynch International.


         Settlement Terms:
         -----------------

            Settlement Date:                Any Exchange Business Day
                                            following the Effective
                                            Date and up to and
                                            including the Maturity
                                            Date, as designated by
                                            Party B in a written notice
                                            (a "Settlement Notice")
                                            delivered to Party A at
                                            least three Business Days
                                            prior to such Settlement
                                            Date if such notice is
                                            provided during the normal
                                            trading hours on the
                                            Exchange, and otherwise at
                                            least four Business Days
                                            prior to such Settlement
                                            Date; provided that the
                                            Maturity Date shall be a
                                            Settlement Date if on such
                                            date the Base Amount is
                                            greater than zero.

            Settlement:                     Physical; on any Settlement
                                            Date, Party B shall deliver
                                            to Party A a number of
                                            Shares equal to the
                                            Settlement Shares for such
                                            Settlement Date, and



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                                            Party A shall deliver to
                                            Party B, by wire transfer
                                            of immediately available
                                            funds to an account
                                            designated by Party B, an
                                            amount in cash equal to the
                                            Settlement Amount for such
                                            Settlement Date, on a
                                            delivery versus payment
                                            basis.

            Settlement Shares:              With respect to any
                                            Settlement Date, a number
                                            of Shares, not to exceed
                                            the Base Amount, designated
                                            as such by Party B in the
                                            related Settlement Notice;
                                            provided that on the
                                            Maturity Date the number of
                                            Settlement Shares shall be
                                            equal to the Base Amount.

            Settlement Amount:              For any Settlement Date, an
                                            amount in cash equal to the
                                            product of the Forward
                                            Price on such Settlement
                                            Date and the number of
                                            Settlement Shares for such
                                            Settlement Date.

            Settlement Currency:            USD.

            Failure to Deliver:             Applicable.

            Payment of Early Termination
            Fee:                            If any Settlement Date
                                            occurs on or prior to July
                                            24, 2003, Party B shall pay
                                            to Party A in cash on such
                                            Settlement Date the Early
                                            Termination Fee for such
                                            Settlement Date.

            Early Termination Fee:          For any Settlement Date, the
                                            product of (i) the number
                                            of Settlement Shares for
                                            such Settlement Date, (ii)
                                            0.00267 divided by 365,
                                            (iii) the Initial Forward
                                            Price and (iv) the number
                                            of calendar days in the
                                            period from and including
                                            such Settlement Date to and
                                            including July 24, 2003.

            Alternative Settlement
            Method Upon Certain Events:     In the event that (i) Party B
                                            and Credit Suisse First Boston
                                            (USA), Inc. ("CSFB USA")
                                            publicly announce an intention
                                            not to consummate Party B's
                                            acquisition of CSFB USA's
                                            Pershing unit (the "Pershing
                                            Acquisition") or (ii) the
                                            Pershing Acquisition is not
                                            consummated on or prior to the
                                            Maturity Date, then Party B
                                            shall have the right (but not
                                            the obligation) to elect that
                                            the Transaction be settled by
                                            a method other than Physical
                                            Settlement




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                                            (which method may involve, at
                                            the election of Party B, the
                                            delivery of cash or Shares),
                                            in which case the parties
                                            shall work together in good
                                            faith to agree as to the
                                            method by which the settlement
                                            amount will be determined, and
                                            in connection therewith, Party
                                            A shall consult with Party B
                                            with respect to the execution
                                            of any unwinding of Party A's
                                            hedge position with respect to
                                            the Transaction.

         Adjustments:
         -----------

            Method of Adjustment:           Calculation Agent Adjustment.

         Extraordinary Events:
         --------------------

            Consequences of Merger Events:

            (a)     Share-for-Share:        Cancellation and Payment.

            (b)     Share-for-Other:        Cancellation and Payment.

            (c)     Share-for-Combined:     Cancellation and Payment.

            Nationalization or Insolvency:  Cancellation and Payment.

         Account Details:
         ---------------

            Payments to Party A:            To be advised under separate
                                            cover or telephone confirmed
                                            prior to each Payment Date.

            Payments to Party B:            To be advised under separate
                                            cover or telephone confirmed
                                            prior to each Payment Date.

            Delivery of Shares to Party A:  To be advised.

3.       Other Provisions:

              Conditions to Effectiveness:
              ---------------------------

                  The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Pricing Agreement dated the date hereof among Party A, Party B, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston International and Credit Suisse First Boston LLC (the "Pricing Agreement") and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as



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                  if made as of the Effective Date, (ii) the condition that
                  Party B have performed all of the obligations required to be performed by it under the Pricing Agreement on or prior to the Effective Date and (iii) the satisfaction of all of the conditions set forth in Section 7 of the Pricing Agreement.

              Additional Representations, Warranties and Agreements of Party B:
              ----------------------------------------------------------------
              Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

               (a) Party B is an "eligible contract participant" as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

               (b) The Settlement Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance of such Settlement Shares will not be subject to any preemptive or similar rights.

               (c) Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon the settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing on the Exchange.

               (d) Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 4.9% of the number of then-outstanding Shares.

              Covenant of Party B:
              -------------------

                  The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date and returned by Party A to securities lenders from whom Party A borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act of 1933, as amended, in the hands of those securities lenders. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

              Covenants of Party A:
              --------------------

               (a) Party A shall use its best efforts to maintain its hedge of its exposure to the Transaction by borrowing sufficient Shares from lenders.

               (b) Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders.



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              Acceleration Events: Notwithstanding any other provision hereof,
              -------------------
              Party A shall have the right to designate any Exchange Business Day to be a Settlement Date on at least two Exchange Business Days' notice, and to select the number of Settlement Shares for such Settlement Date, if:

               (a) In the judgment of the Calculation Agent, Party A is, on the date of such designation, unable to hedge Party A's exposure to the Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders; provided that the number of Settlement Shares for any Settlement Date so designated by Party A shall not exceed the number of Shares as to which such inability exists; or

               (b) The closing sale price per Share on the Exchange for the regular trading session on any Exchange Business Day occurring after the Trade Date is less than or equal to $8.00.

              Assignment:
              ----------

                  Party A may assign or transfer any of its rights or duties hereunder to any affiliate of Party A or any entity organized or sponsored by Party A without the prior written consent of Party B; provided, however, that such assignee's obligations shall be guaranteed by Merrill Lynch & Co., Inc. in accordance with the Agreement.

              Matters relating to Agent:
              -------------------------

               (a) As a broker-dealer registered with the U.S. Securities and Exchange Commission, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as Agent, will be responsible for (i) effecting the Transaction, (ii) issuing all required confirmations and statements to Party A and Party B and
                    (iii) maintaining books and records relating to the Transaction.

               (b) Merrill Lynch, Pierce, Fenner & Smith Incorporated shall act as "agent" for Party A and Party B within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the Transaction.

               (c) The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of the Transaction, including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Confirmation, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder.



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               (d)  Each of Party A and Party B agree to proceed solely against the other to collect or recover any securities or monies owing to Party A or Party B, as the case may be, in connection with or as a result of the Transaction.

               (e) The Agent will be Party A's agent for service of process for the purpose of Section 13(c) of the Agreement.

4.       The Agreement is further supplemented by the following provisions:

              Termination Provisions:
              ----------------------

               (a) The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A and Party B.

               (b) Payments on Early Termination. For the purpose of Section 6(e), Second Method and Loss will apply.

               (c)  "Termination Currency" means United States Dollars.

              Share Settlement upon Certain Events:
              ------------------------------------

                  Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party B would be required to make a payment pursuant to Section 6(d) and 6(e) of the Agreement or (ii) a Merger Event occurs and Party B would be required to make a payment pursuant to Sections 9.3 and 9.7 of the Equity Definitions, then in lieu of such payment, Party B shall deliver to Party A, at the time such payment would have been due and in the manner provided under "Physical Settlement" in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity) equal to the quotient obtained by dividing
                  (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity security) of the Shares (or units) so delivered at the time of such delivery, as determined by the Calculation Agent (which fair market value shall take into account whether the Shares so delivered are freely tradeable). The Transaction will not be considered for purposes of determining any Settlement Amount under Section 6(e) of the Agreement.

              Agreement Regarding Set-off:
              ---------------------------

                  The last sentence of the first paragraph of Section 6(e) of the Agreement shall not apply with respect to the Transaction to the extent that any of the events described in Section 5(a)(vii) of the Agreement occurs with respect to Party B.

              Equity Rights:
              -------------





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                  Party A acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to this Transaction that are senior to the claims of common stockholders in the event of Party B's bankruptcy.

              Miscellaneous:
              -------------

               (a)  Addresses for Notices. For the purpose of Section 12(a):

                    Address for notices or communications to Party A:

                            Address: c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

                                                  Four World Financial Center
                                                  North Tower, 5th Floor
                                                  New York, NY 10080

                            Attention:            Equity-Linked Capital Markets
                            Telephone No.:        (212) 449-6763
                            Facsimile No.:        (212) 738-1069

                    Address for notices or communications to Party B:

                            Address:              One Wall Street
                                                  New York, NY 10286
                            Attention:            John Park
                            Telephone No.:        (212) 635-7080
                            Facsimile No.:        (212) 635-7101

               (b) Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.




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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.



                                            Yours faithfully,

                                            MERRILL LYNCH INTERNATIONAL

                                            By:/s/ Cheryl A. Dennerlein
                                               --------------------------------
                                            Name: Cheryl A. Dennerlein
                                            Title:




Confirmed as of the date first written above:

THE BANK OF NEW YORK COMPANY, INC.


By:/s/ Bruce Van Saun
-------------------------------
Name: Bruce Van Saun
Title: Senior Executive Vice
       President and Chief
       Financial Officer


MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED, as Agent

By:/s/ Marcella Vullo
   ----------------------------
Name: Marcella Vullo
Title: